Exhibit 99.1

   Methode Electronics, Inc. Reports Third Quarter Fiscal Year 2004
                               Results

    CHICAGO--(BUSINESS WIRE)--March 4, 2004--Methode Electronics, Inc. (Nasdaq:METH), a global manufacturer of electronic component and subsystem devices, today announced operating results for the fiscal 2004 third quarter ended January 31, 2004.
    Methode achieved fiscal 2004 third quarter net sales of $86.7 million and, excluding expenses related to the elimination of its dual class stock structure and a facility closing, net income of $4.5 million, or $0.12 per share. This compares with net sales of $92.1 million and net income of $4.5 million, or $0.12 per share, in the third quarter of fiscal year 2003.
    Methode took an after tax charge of $3.1 million, or $0.08 per share, in the third quarter of this fiscal year. This includes a charge of $1.3 million, with no tax benefit, for severance pay, lease and other related costs of products sold for the closing of its Ireland facility, as well as a pre-tax selling, general and administrative charge of $2.6 million, or $1.8 million after tax, for expenses related to the elimination of its dual class stock structure, primarily dealing with the unsolicited tender offer for its Class B shares. After recording this charge, Methode reported net income of $1.4 million, or $0.04 per share, for the third quarter of fiscal year 2004.
    Customer paid tooling sales in this year's third quarter were $3.8 million compared to $7.9 million in the year ago period. Excluding the customer paid tooling, product sales were $82.9 million in this year's third quarter compared to $84.2 million in the same quarter last year.
    In the first nine months of fiscal 2004, net sales were $259.2 million compared to $268.9 million from the same period last year. Excluding the fiscal year 2004 third quarter charges, nine month net income was $15.2 million, or $0.42 per share, compared to $15.2 million, or $0.42 per share, in the same period of fiscal 2003. Including the fiscal 2004 third quarter charges, net income was $12.1 million, or $0.34 per share, in the first three quarters of this fiscal year, compared to $15.2 million, or $0.42 per share, reported in the first three quarters of fiscal 2003.
    For the first nine months of fiscal 2004, tooling sales were $7.6 million compared to $15.8 million in the first nine-month period of fiscal 2003. Excluding tooling, product sales for the first nine months of fiscal 2004 were $251.6 million compared to $253.1 million in the same period last year.
    Methode's cash position at the end of the 2004 fiscal third quarter, after $8.0 million was paid to shareholders to eliminate the Class B stock, was $60.5 million. Fiscal 2004 third quarter foreign exchanges losses were $0.6 million, compared to $1.0 million in fiscal 2003. Fiscal 2004 nine-month foreign exchange losses were $1.1 million compared to $2.2 million in fiscal 2003.
    On January 8, 2004, Methode completed the elimination of its dual stock structure with overwhelming approval from its shareholders. Methode's common stock now trades under the symbol METH on the Nasdaq National Market.
    Commenting on the quarter, Donald W. Duda, President of Methode Electronics, stated, "Our financial results were in line with our expectations and guidance. Our traditional North American automotive manufacturing customers continue to experience slower production schedules bringing our revenues slightly below last years third quarter mark. However, our Automotive Safety Technology unit and the automotive group in Europe continue to demonstrate strong sequential and year-over-year growth."
    Mr. Duda went on to say, "As part of our strategy to diversify our customer base we continue to seek new opportunities with Japanese OEMs. As a result of this effort our automotive controls unit was awarded Methode's first product with Honda in North America for a 2006 model year vehicle. It is an entry into a new major OEM for Methode and we are proud of our team and their commitment to obtain this business."
    Methode is reaffirming its net sales forecast for its fiscal year ending April 30, 2004, between $350 million and $360 million. The Company's prior earnings per share guidance was between $0.60 and $0.65. As a result of the costs associated with the elimination of its dual class structure, the unsolicited tender for its Class B shares, the closing of its Ireland facility and the pending close of its UK manufacturing facility in the fourth quarter, the Company is revising earnings per share guidance for its fiscal year ending April 30, 2004, between $0.48 and $0.53.
    As previously announced, the Company will conduct a conference call led by its President, Donald W. Duda, and Vice President, Corporate Finance, Douglas A. Koman, on March 4, 2004 at 10:00 a.m. Central Time. You may participate on the conference call by dialing 800-901-5231 passcode: Methode. Methode also invites you to listen to the webcast of this call by visiting the Company's website at http://www.methode.com and entering the "Investor Relations" page and then clicking on the "Webcast" icon. A replay of the call will be available for seven days, by dialing 888-286-8010 passcode: 26241460. The replay will also be available on the Company's website.

    About Methode Electronics

    Methode Electronics, Inc. is a global manufacturer of electronic component and subsystem devices. Methode designs, manufactures and markets devices employing electrical, electronic, wireless, sensing and optical technologies. Methode's components are found in the primary end markets of the automotive, communications (including information processing and storage, networking equipment, wireless and terrestrial voice/data systems), aerospace, rail and other transportation industries; and the consumer and industrial equipment markets. Further information can be found at Methode's website http://www.methode.com.

    Forward-Looking Statements

    Certain statements in this press release dated March 4, 2004, containing information on Methode's third quarter reporting period for fiscal 2004, and offering guidance for its full year reporting period for fiscal 2004, are forward-looking statements that are subject to certain risks and uncertainties. The Company's results will be subject to many of the same risks that apply to the automotive, computer and telecommunications industries, such as general economic conditions, interest rates, consumer spending patterns and technological change. Other factors, which may result in materially different results for future periods, include market growth; operating costs; currency exchange rates and devaluations; delays in development, production and marketing of new products; and other factors set forth from time to time in the Company's Form 10-K and other reports filed with the Securities and Exchange Commission. The forward-looking statements in this press release are subject to the safe harbor protection provided under the securities law.

                       Methode Electronics, Inc.

                         Financial Highlights
           (In thousands, except per share data, unaudited)


                                                 Three Months Ended
                                                     January 31,
                                                   2004        2003
                                               ----------- -----------

Net sales                                         $86,698     $92,061
Other income                                          636         359
Cost of products sold                              69,594      75,079
Selling and administrative expenses                14,721      10,025
Income from operations                              3,019       7,316
Interest, net                                         144         290
Other, net                                           (554)       (998)
Income before income taxes                          2,609       6,608
Income taxes                                        1,235       2,150
Net income                                          1,374       4,458
Basic and Diluted Earnings per Common Share         $0.04       $0.12
Average Number of Common Shares outstanding:
     Basic                                         35,700      36,178
     Diluted                                       36,045      36,421



                                                  Nine Months Ended
                                                     January 31,
                                                   2004        2003
                                               ----------- -----------

Net sales                                        $259,158    $268,925
Other income                                        1,986         790
Cost of products sold                             205,979     213,976
Selling and administrative expenses                36,153      31,870
Income from operations                             19,012      23,869
Interest, net                                         383         864
Other, net                                         (1,094)     (2,216)
Income before income taxes                         18,301      22,517
Income taxes                                        6,180       7,300
Net income                                         12,121      15,217
Basic and Diluted Earnings per Common Share         $0.34       $0.42
Average Number of Common Shares outstanding:
     Basic                                         35,865      36,162
     Diluted                                       36,163      36,407



                       Methode Electronics, Inc.

                         Financial Highlights
                            (In thousands)

                                               January 31,  April 30,
                                                  2004        2003
                                               ----------- -----------
                                               (Unaudited)
Cash                                             $ 60,543    $ 64,261
Accounts receivable - net                          58,768      58,246
Inventories                                        33,289      31,936
Other current assets                               12,244      20,720
                                               ----------- -----------
Total Current Assets                              164,844     175,163

Property, plant and equipment - net                86,591      82,902
Goodwill - net                                     18,657      18,077
Intangible assets - net                            23,486      25,458
Other assets                                       13,647      13,874
                                               ----------- -----------
Total Assets                                     $307,225    $315,474
                                               =========== ===========

Accounts and notes payable                       $ 23,271    $ 24,515
Other current liabilities                          30,278      24,801
                                               ----------- -----------
Total current liabilities                          53,549      49,316

Other liabilities                                   8,197      11,153
Shareholders' equity                              245,479     255,005
                                               ----------- -----------
Total Liabilities and Shareholders' Equity       $307,225    $315,474
                                               =========== ===========

    CONTACT: Methode Electronics, Inc.
             Joey Iske (IR), 708-457-4060
             jiske@methode.com